                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number 001-14502
                                               ---------

                       Home Security International, Inc.
                       ---------------------------------
             (Exact name of registrant as specified in its charter)

                          Unit 3, 167 Prospect Highway
                        Seven Hills, NSW Australia 2147
                               011-612-8825-9777
                               -----------------
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                          Common Stock, $.01 par value
                          ----------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)   [X]                            Rule 12h-3(b)(1)(ii)  [X]
Rule 12g-4(a)(1)(ii)  [ ]                            Rule 12h-3(b)(2)(i)   [ ]
Rule 12g-4(a)(2)(i)   [ ]                            Rule 12h-3(b)(2)(ii)  [ ]
Rule 12g-4(a)(2)(ii)  [ ]                            Rule 15d-6            [ ]
Rule 12h-3(b)(1)(i)   [ ]

 Approximate number of holders of record as of the certificate or notice date:

                       23
              ----------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934 Home Security International has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  May 15, 2001    BY:  /s/Terrence Youngman
       ------------         --------------------
     President